Exhibit 10.11

App Marketing & distribution Campaign Agreement

This Contract Agreement, (the “AGREEMENT”) dated 15th day of June 2021, is executed at Noida between

Lava International Limited, a company registered under the provisions of the Companies Act, 1956, having its corporate office at A-56, SECTOR-64 NOIDA, NOIDA, Uttar Pradesh, India, 201301 (hereinafter referred to as “Service Provider”) (which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) of the First Part;

AND

DS FINWORLD PRIVATE LIMITED a Company incorporated under the Companies Act, 2013, having its registered office, at 2470, HUDSON LINE, KINGSWAY CAMP, GTB NAGAR, DELHI-110009. (hereinafter referred to as “Afinoz” or “Advertiser”) (which expression shall unless repugnant to the context shall mean and include its successors and permitted assigns) of the Second Part.

Service Provider and Afinoz shall hereinafter, where the context so permits, be collectively referred to as the “Parties” and individually, as a “Party”.

WHEREAS:

1. Lava International Limited is in the business of mobile manufacturing and providing marketing services in its handset on digital channels, and has represented that it has the necessary experience, expertise and resources to provide marketing services through digital channels.

2. DS FINWORLD PRIVATE LIMITED (hereinafter referred to as ‘Afinoz’) is a financial services provider.

NOW IN LIGHT OF THE ABOVEMENTIONED RECITALS WHICH FORM AN INTEGRAL PART OF THE AGREEMENT AND FOR VALUABLE CONSIDERATION SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	DEFINITIONS

In this Agreement the following expressions shall have the meaning hereinafter assigned to them:

“Agreement” means this Service Agreement and any amendments thereto made in accordance with the provisions of this Agreement.

“Company Product” or “Products” means any Company or service offered by the Company on the Website or in other mode as specified or agreed by the Parties from time to time;

“Laws” or “Law” shall mean and include laws, treaties, ordinances, judgements, decrees, injunctions, writs, orders and stipulations of any court, arbitrator or governmental agency or authority and statutes, rules, regulations, orders and interpretations thereof of any national, state, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over the Parties.

2.	SERVICE PROVIDER’S SCOPE OF SERVICES:

2.1	The Service Provider will provide specific audience to advertiser for app install campaign.

2.3	The Service Provider agrees not to engage in similar marketing or distribution activities, directly or indirectly, with any other fintech marketplace other than Afinoz or entity that competes with Afinoz during the Term of this Agreement.

2.3	Both, Afinoz and the Service Provider shall extend maximum co-operation to each other for the fulfilment of the objectives and purposes of the Agreement.

3.	ADVERTISER SCOPE OF WORK:

3.1	Advertiser shall facilitate a separate APK version to Service Provider to identify app install referred by Service Provider, if the same is mutually agreed between the Parties.

3.2	The Advertiser own all rights, title and interest in its trademark, patent, copyrights, social algorithm, product policy, trade secrets and it shall be and remain the Partner’s sole and absolute property of the Advertiser for any and all purposes and the Service Provider acknowledges that it does not, and shall not either directly or indirectly use, claim to have any right, legal title or interest in respect of the products or other such documents, data related to the products.

4.	CONSIDERATION:

4.1	As Afinoz will be getting financing for lava largely sub prime customers at lowest possible rate which will in fact grow Lava business hence there will be no payment from any of the party for this mutually beneficial arrangement.

Terms & Conditions

1.	Term: This Agreement shall be effective as of the date of the June 15, 2021.. and shall be effective for a term of Three (5) years unless earlier terminated in accordance with these Terms (the “Initial Term”). If neither Party provides a notice of non-renewal no less than 30 days prior to the expiration of the Initial Term, this Agreement will automatically renew, on its existing terms, for one additional year (the “Renewal Term”). The Initial Term and a Renewal Term of this Agreement (if any) are referred to collectively herein as the “Term”.

Confidentiality: Neither Party shall release any non-public information regarding IO or one Party’s relationship with the other Party or the participating websites including without limitation in press release, promotional or merchandising materials without prior written consent of the other parties. Each Party is desirous of disclosing (“Disclosing Party”) to the other (“Recipient”) certain proprietary and confidential information in furtherance of this Agreement. Recipient shall keep in strict confidence and shall not, without the prior written consent of Disclosing Party, use for a purpose other than for the purpose of this Agreement or disclose to any third party any information relating to this Agreement and its terms including but not limited to any information related to Disclosing Party’s business howsoever acquired, directly or indirectly, trade secrets, the information or data received from Disclosing Party or any other data pertaining to Disclosing Party that may come into Recipient ’s possession in any form during the course of performance of the Services including information having commercial value, any Intellectual Property of Disclosing Party including but not limited to the use of any name, trademarks of Disclosing Party and other information of a confidential nature acquired in the course of dealings between the Parties under this Agreement (“Confidential Information”). Recipient shall disclose Confidential Information only to such employees/sub-contractors who have a need to know the Confidential Information for undertaking the performance of the Services. Recipient shall procure from such employees/sub-contractors a written undertaking to protect the Confidential Information and, upon reasonable request, promptly furnish such undertakings to Disclosing Party. Recipient shall be responsible for any breach of any such undertaking by any of its employees/sub-contractors, and any such breach shall be deemed to constitute a breach of Recipient’s obligations under this Agreement Recipient shall not use the name or trademarks of Disclosing Party in its advertising or other publications or in any other manner without the prior written consent of Disclosing Party.

None of the Parties shall issue any public release or public announcement or otherwise make any disclosure concerning the Information without the prior approval of the other Party; provided however, that nothing in this Agreement shall restrict any of the Parties from disclosing any information as may be required under the Applicable Law subject to providing a prior written notice of Two (2) Business Days to the other Party (except in case of regulatory inquiry or examination, and otherwise to the extent practical and permitted by Law). Subject to the Applicable Law, such prior notice shall also include (a) details of the information intended to be disclosed along with the text of the disclosure language, if applicable; and (b) the disclosing Party shall also cooperate with the other Parties to the extent that such other Party may seek to limit such disclosure including taking all reasonable steps to resist or avoid the applicable requirement, at the request of the other Parties.

Nothing in this Clause shall restrict any Party from disclosing information for the following purposes:

a)	To the extent that such information is in the public domain other than by breach of this Agreement;

b)	To the extent that such Information is required to be disclosed by any applicable Law or stated policies or standard practice of the Parties or required to be disclosed to any Governmental Authority to whose jurisdiction such Party is subject or with whose instructions it is customary to comply;

c)	To the extent that any such information is later acquired by such Party from a source not obligated to any other Party hereto, or its Affiliates, to keep such information confidential;

)	Insofar as such disclosure is reasonably necessary to such Party’s employees, directors or professional advisers, provided that such Party shall procure that such employees, directors or professional advisors treat such information as confidential. For the avoidance of doubt it is clarified that disclosure of information to such employees, directors or professional advisors shall be permitted on a strictly “need-to-know basis”;

a)	To the extent that any of such information was previously known or already in the lawful possession of such Party, prior to disclosure by any other Party hereto;
b)	To the extent that any information has been independently developed by such Party without reference to any Information furnished by any other Party hereto; and
c)	Where other Parties have given their prior approval to the disclosure.

2.	Survival: All provisions of this agreement which by their nature extend beyond the expiration or termination of this Agreement shall survive the termination or expiration of this Agreement

3.	Advertiser Representation: Advertiser acknowledges that service provider has no responsibility, but shall have the right, to review the Advertiser’s App install campaign. The advertiser represents and warrants that:

a. The app is free of:

i.	Gratuitous displays of violence and abuse of humans and animals;
ii.	Advertisement which endorses or threatens physical harm;
iii.	Depictions of sex, pornography, paedophilia;
iv.	Obscene and vulgar language, e.g. excessive swearing;
v.	Any type of application promoting and unnecessary references of alcohol (in regions where Applicable Laws prohibit the same), smoking and drug;
vi.	Any type of offensive references and discrimination towards humanity (e.g. racial, political, ethnic, religious, gender-based, sexuality-based or personal);
vii.	Any type of overtly political communication;
viii.	Any type of religious or occultism content, imagery or symbols;
ix.	Any form of illegal activity or their promotions (e.g. how to build a bomb, stealing, Robbing hacking, freaking, software piracy);
x.	Any type of illegal substance or activity sites with illegal, false or deceptive investment advice and money-making opportunities;
xi.	Apps not protecting the privacy and legal rights of users; and
xii.	Any app that use another app or entity’s title, brand, logo or name in a manner that may result in misleading users.

4.	Intellectual Property: Nothing in this Agreement shall affect the ownership by either Party for any Intellectual Property including but not limited to the Trade Mark, Design, Copyright, or Patent owned by or in the possession of that Party at the date of this Agreement or Intellectual Property developed independently of this Agreement by any employee of that Party without reference to or reliance upon any of the Confidential Information disclosed by the other Party.

5.	Limitations of Liability: In no event shall either Party be liable for (i) any indirect, incidental, special, punitive, exemplary or consequential damages of any kind in connection with or arising out of this Agreement, or (ii) any lost profits, any loss of revenue or any compensation for anticipated sales or the cost of procurement of substitute services or for any costs, expenses, expenditures, investments or other commitments made in reliance upon or otherwise in connection with or arising out of this Agreement, under statute, in equity, at law or otherwise, whether or not the Party has been advised of the possibility of such damage.

In the event that Service Provider fails to display any advertisement in accordance with this IO (or in the event of any other failure, technical or otherwise), the sole liability of Service Provider and exclusive remedy of Advertiser shall be limited to either a) a refund for the undelivered portion of the app install campaign, or b) placement of “make-good” app install campaign within 30 days from the end of the campaign as specified in the IO.

6.	Indemnification: The Advertiser agrees to defend, indemnify and hold harmless the Publisher and each of its affiliates and their respective, directors, officers, shareholders, employees and representatives from and against any and all damage, injury, liability, costs and expense (including reasonable attorneys’ fees) or other claim, whether or not involving a third party claim, related to any allegation relating to Advertiser’s breach of warranties made to the Publisher hereunder, or breach of applicable law by Advertiser, or , any misrepresentation, fraud, negligence or wilful misconduct of the Advertiser.

7.	Governing Law and Dispute Resolution: This Agreement shall be governed by, construed and enforced in accordance with the Applicable Laws of the Republic of India, without giving effect to the conflict of law principles thereof. All disputes, controversies or differences which may arise between the Parties in relation to this Agreement shall be settled amicably through friendly negotiation.

In the event of any controversy or claim arising out of or in connection with any provision of this Agreement or the breach thereof, such controversy or claim shall be referred for arbitration in accordance with the Arbitration and Conciliation Act, 1996 by sole arbitrator mutually appointed by the Parties. The arbitration shall be held in Delhis, and shall be conducted in English Language. The award passed by the Arbitrator shall be final and binding. Notwithstanding anything above, such arbitration proceedings shall in no way impair or limit the right of either Party to seek injunctive relief without recourse in arbitration, or to otherwise pursue immediate relief needed to prevent breach of this Agreement. Except to the extent entry of judgement and any subsequent enforcement may require disclosure, all matters relating to the arbitration, including the award, shall be held in confidence.

8.	Entire Agreement: Unless otherwise specifically stated to the contrary in this AGREEMENT, this AGREEMENT and attached schedules represents the entire agreement between the Parties pertaining to this subject matter and supersedes all prior agreements, representations and understandings of the Parties.

IN WITNESS WHEREOF this AGREEMENT has been executed on the day and year first above written.

SIGNED for and on behalf of	SIGNED for and on behalf of

DS FINWORLD PVT. LTD.	LAVA INTERNATIONAL LIMITED

Name: RACHNA SUNEJA	Name: Saurabh Mishra

Designation: DIRECTOR	Designation: Company Secretary